Exhibit 10.1

OPTION AGREEMENT

THIS OPTION AGREEMENT (this “Agreement”) is made and entered into as of September 14, 2007 by and among Meeting Street Investments LLC, a Delaware limited liability company (together with its successors and permitted assigns, “MS LLC”) and Radian Guaranty, Inc., a Pennsylvania corporation (together with its successors and permitted assigns, “Radian”).

WHEREAS, the principals of MS LLC each owns an indirect Interest in Sherman Financial Group LLC, a Delaware limited liability company (“Sherman Financial”) and may each desire to increase their direct or indirect equity interests in Sherman Financial; and

WHEREAS, as part of the 2007 Transactions and concomitantly with the sale by Radian of 300,000 Preferred Units and 1,672,547 Class A Common Units (as such Preferred Units and Class A Common Units exist before giving effect to the Recapitalization) to Sherman Capital, L.L.C., a Delaware limited liability company and an affiliate of MS LLC (“Sherman Capital”), Radian is willing to sell to MS LLC and MS LLC is willing to purchase from Radian, an option to purchase all of Radian’s remaining Interest in Sherman Financial.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

Section 1. Grant of Call Option.

(a) Radian hereby grants to MS LLC an irrevocable option (the “Call Option”), on the terms set forth in Section 2 below, to require Radian to sell to MS LLC on the Call Settlement Date a number of Common Units in Sherman Financial corresponding to the Call Option Amount in consideration of the payment by MS LLC to Radian of the Call Settlement Price.

(b) The Call Option shall expire immediately following the exercise thereof or, if unexercised, shall expire as of the close of business on the date that is 365 days after the Effective Date or, if such date is not a Business Day, as of the close of business of the following Business Day.

(c) Definitions. For purposes of this Agreement, the following terms shall have the following meaning:

“Business Day” means any day other than (a) Saturday or Sunday or (b) a day on which commercial banks in New York, New York, are authorized or required by applicable Law or executive order to close.

“Call Exercise Date” has the meaning set forth in Section 2.

“Call Exercise Period” means the period beginning on the Effective Date and ending on the date that is 365 days after the Effective Date or, if such date is not a Business Day, the following Business Day.

“Call Option Amount” means, as of any date of determination during the Call Exercise Period, the aggregate percentage of Radian’s ownership in Sherman Financial (or, if applicable, of any of Radian’s successors or permitted assigns).

“Call Settlement Date” has the meaning set forth in Section 2.

“Call Settlement Price” means an amount equal to the Call Option Amount as of the Call Settlement Date multiplied by $1.5 billion and reduced by an amount equal to fifty (50) percent of all distributions made by Sherman Financial with respect to the Call Option Amount from and including the Effective Date to and including the Call Settlement Date.

“Effective Date” has the meaning set forth in Section 3.

“Governmental Entity” means any foreign, federal, state or local government and any agency or instrumentality thereof, including, without limitation, any court or regulatory body.

“Law” means any statute, law, ordinance, regulation, rule, code, order, rule of common law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity.

“Party” or “Parties” means the Persons party to this Agreement who appear on the signature page to this Agreement.

“Radian” has the meaning set forth in the introductory paragraph to this Agreement.

“Recapitalization” has the meaning set forth in the Sherman Securities Purchase Agreement.

“Representatives” means, with respect to any Party, such Party’s agents, representatives (including its employees, attorneys and consultants, financial or otherwise) and affiliates.

“Sherman Financial” has the meaning set forth in the first recital to this Agreement.

“Sherman Financial LLC Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Sherman Financial, effective as of September 1, 2007.

All other capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Sherman Financial LLC Agreement.

As used in this Agreement, unless the context otherwise requires, words in the singular include the plural and words in the plural include the singular. A reference to any Party to this Agreement or any other agreement or document shall include such Party’s successors and permitted assigns. A reference to any agreement or order shall include any amendment of such agreement or order from time to time in accordance with the terms herewith and therewith. A reference to any legislation, to any provision of any legislation or to any regulation issued thereunder shall include any amendment to, and any modification or re-enactment thereof, any legislative provision or regulation substituted therefor and all regulations issued thereunder or pursuant thereto. The headings contained in this Agreement are for convenience and reference only and do not form a part of this Agreement. Section references in this Agreement refer to sections of this Agreement unless otherwise specified.

Section 2. Exercise of Call Option.

(i) MS LLC shall have the right, but not the obligation, to exercise its Call Option on any Business Day during the Call Exercise Period (such date of exercise, the “Call Exercise Date”), by giving written notice to Radian indicating that it will purchase the Common Units in Sherman Financial corresponding to the Call Option Amount pursuant to its Call Option, on a date no sooner than five (5) Business Days and no later than ten (10) Business Days after the Call Exercise Date (such purchase date, the “Call Settlement Date”).

(ii) Unless otherwise agreed by the Parties, MS LLC shall make payment on the Call Settlement Date of the Call Settlement Price in immediately available funds to the account specified in writing by Radian to MS LLC. On the Call Settlement Date, Radian will deliver the Common Units in Sherman Financial corresponding to the Call Option Amount to MS LLC, free and clear of all Liens, other than such Liens as may arise under the Sherman Financial LLC Agreement.

Section 3. Effectiveness.

This Agreement shall become effective on the date on which the transactions contemplated by the Sherman Securities Purchase Agreement are consummated (such date, the “Effective Date”).

Section 4. Representations of Radian. As a material inducement to MS LLC to enter into this Agreement and consummate the transactions contemplated hereby, Radian hereby represents and warrants to MS LLC as follows:

(i) Organization. Radian is a corporation validly existing and in good standing (or its equivalent) under the laws of the State of its incorporation.

(ii) Equity Interests and Related Matters. There are no statutory or contractual preemptive rights or rights of first refusal or Liens or other similar restrictions with respect to the grant of the Call Option or the purchase and sale of Common Units in Sherman Financial pursuant to the Call Option (other than those contained in the Sherman Financial LLC Agreement). Except for the Sherman Financial LLC Agreement, there are no agreements or understandings between Radian and any other persons with respect to the voting or transfer of Radian’s Interest in Sherman Financial or with respect to any other aspect of Sherman Financial’s governance.

(iii) Authorization. The execution, delivery and performance of this Agreement and all of the other agreements executed in connection with this Agreement to which such Radian is a party and the grant of the Call Option hereunder and the sale of the Common Units in Sherman Financial hereunder by Radian have been duly authorized Radian. This Agreement, when executed and delivered by Radian in accordance with the terms hereof, shall constitute a valid and binding obligation of Radian, enforceable against Radian in accordance with its terms.

(iv) Noncontravention. The execution and delivery by Radian of this Agreement, the grant of the Call Option and the sale of the Common Units in Sherman Financial hereunder and the fulfillment of and compliance with the terms hereof do not and will not (i) conflict with or result in a material breach of the terms, conditions or provisions of, (ii) constitute a material default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon Radian’s Interest, or (iv) require that Radian obtain or make any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or any Governmental Entity pursuant to any Law or judgment enacted, promulgated, issued, enforced or entered by any Governmental Entity to which such Radian is subject, the organizational documents of Radian or any material agreement, instrument, order, judgment or decree to which Radian is subject (other than the Sherman Financial LLC Agreement), except as has not had and would not have a material adverse effect on Radian’s ability to consummate the transactions contemplated by this Agreement.

(v) No Brokers or Finders. Other than Samuel J. Weinhoff, neither Radian nor any of its directors, officers, employees, shareholders or agents have retained, employed or used any broker or finder in connection with the transactions contemplated by this Agreement or in connection with the negotiation thereof.

Section 5. Miscellaneous.

(a) Actions Following Call Option Exercise. Upon payment of the Call Settlement Price, MS LLC and Radian shall take all such action as may be necessary under the Sherman Financial LLC Agreement to reflect the transactions consummated pursuant to this Agreement on the books and records of Sherman Financial. At the reasonable request of any other Party hereto and without further consideration, each Party hereto shall execute and deliver such additional documents and take such further action as may be necessary or appropriate under all applicable Laws to consummate and make effective, in the most expeditious manner practicable, the exercise of the Call Option and the transfer of Radian’s Interest purchased by MS LLC pursuant to the exercise thereof.

(b) Disclosure, Announcements, Confidentiality. (i) Except as otherwise required by Law or the rules of the New York Stock Exchange, as such Law and rules are interpreted by counsel (who may be inside counsel) for a Party, no Party shall, or shall permit any of its Affiliates to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without prior consultation of the other Party.

(ii) The Parties hereto agree to keep the transactions contemplated by this Agreement and all other agreements and documents executed in connection with the 2007 Transactions (other than this Agreement itself and the terms hereof) (the “Confidential Information”) strictly confidential, and no Party shall, without the prior written consent of the other Party, disclose the

Confidential Information to any person (other than its Representatives), except to the extent a Party is advised by its counsel (who may be internal counsel) that such disclosure is required by Law (in which case, the provisions of the following sentence shall apply). Notwithstanding anything in this Agreement to the contrary, (a) in the event that a Party hereto is advised by its counsel that disclosure of any item constituting Confidential Information is required by Law, it is agreed that such Party or its Representative, as the case may be, (x) shall notify the other Party of such requirement as promptly as practicable, (y) may, without liability hereunder, disclose such item in the manner it is advised is required by Law and (z) will exercise its best efforts to have confidential treatment accorded to any provision of such item that a Party hereto reasonably requests to have accorded such treatment if such requesting Party takes primary responsibility for preparing and, to the extent permissible by Law, processing such request and (b) disclosure of any item of Confidential Information shall be permitted hereunder if and to the extent expressly permitted by any provision of such item of Confidential Information.

(c) Binding Effect. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto, except that (i) MS LLC may assign any or all of its rights, interests and obligations hereunder to any member of the Sherman Capital Group, any member of Sherman Capital or any Affiliate of any member of Sherman Capital and (ii) Radian shall assign any or all of its rights, interests and obligations hereunder to any member of the Radian Group, Radian Group, Inc. or any of the Affiliates of Radian Group, Inc. to the extent another member of the Radian Group, Radian Group Inc. or any of its Affiliates would become the owner of any or all of Radian’s Interest during the Call Exercise Period, in the case of either clause (i) or clause (ii), without the prior consent of the other Party; provided, that any such assignee agrees in writing to be bound by all of the terms, conditions and provisions contained herein.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(e) Resolutions of Disputes.

(i) Generally. Unless prohibited by applicable Law, the Parties agree that any dispute, controversy or claim arising out of or relating to this Agreement or the performance by the Parties of its terms shall be settled by binding arbitration held in the Borough of Manhattan, City of New York, State of New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Section 5(e). Notwithstanding the foregoing, to the extent the arbitrator(s) does not possess the power to subpoena witnesses necessary to the resolution of a dispute, controversy or claim brought hereunder which a court of competent jurisdiction would possess, such dispute, controversy or claim shall not be subject to the terms of this Section 5(e) and shall instead be subject to resolution in such court. If the Parties to the Sherman Financial LLC Agreement are engaged in or submit a matter to arbitration with respect to or related to the same subject matter as a matter which is to be submitted to arbitration pursuant to this Agreement, such arbitrations shall be jointly conducted.

(ii) Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $500,000, then the panel to be appointed shall consist of three neutral arbitrators; otherwise, one neutral arbitrator. No arbitrator shall be a current or former officer, manager, director or employee of any Party or any member of Sherman Financial.

(iii) Procedures: No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determines appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the Parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any Party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process, except to the extent such decision shall be premised upon an erroneous application of or shall be contrary to applicable Law. In making any decision, the arbitrator(s) is instructed to preserve, as nearly as possible, to the extent compatible with applicable Law, the original business and economic intent of the Parties embodied in this Agreement.

(iv) Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

(v) Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Each Party hereby submits to the in personam jurisdiction of the federal and state courts in the Southern District of New York, and in the borough of Manhattan for the purpose of confirming any such award and entering judgment thereon.

(vi) Confidentiality. Subject to Section 5(b) hereof, all proceedings under this Section 5(e) and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the arbitrators.

(vii) Continued Performance. The fact that the dispute resolution procedures specified in this Section 5(e) shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith.

(viii) Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Section 5(e) are pending. The Parties will take such action, if any, required to effectuate such tolling.

(f) Waiver of Jury Trial. WITHOUT LIMITING SECTION 5(E), AND ONLY TO THE EXTENT THAT ANY PROVISION OF SECTION 5(E) IS HELD BY A COURT OF COMPETENT JURISDICTION NOT TO BE ENFORCEABLE,

EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM THEREIN TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

(g) Amendments. Neither this Agreement nor any provision hereof may be amended, modified or waived except by an instrument in writing duly signed by or on behalf of the Parties.

(h) Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

(i) Notice. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given when received if delivered by facsimile transmission:

If to Radian:

Radian Guaranty, Inc.

1601 Market Street

Philadelphia, PA 19103-2337

Attention: General Counsel

Telephone No.: (215) 231-1647

Fax No.: (215) 405-9160

If to MS LLC:

Meeting Street Investments LLC

c/o Sherman Capital Markets LLC

200 Meeting Street

Charleston, South Carolina 29401

Attention: General Counsel

Telephone No.: (843) 266-1717

Telecopy No.: (843) 722-1884

(j) Headings. The headings of this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

(k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RADIAN GUARANTY, INC.

By:	/s/ Mark A. Casale
Name:	Mark A. Casale
Title:	President

MEETING STREET INVESTMENTS LLC

By:	/s/ Leslie G. Gutierrez
Name:	Leslie G. Gutierrez
Title:	Authorized Representative

Signature Page to Option Agreement